Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
February 18, 2021

Southern Company reports fourth-quarter and full-year 2020 earnings

ATLANTA – Southern Company today reported fourth-quarter 2020 earnings of $387 million, or 37 cents per share, compared with $440 million, or 42 cents per share, in the fourth quarter of 2019. Southern Company also reported full-year 2020 earnings of $3.12 billion, or $2.95 per share, compared with earnings of $4.74 billion, or $4.53 per share, in 2019.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $497 million, or 47 cents per share, during the fourth quarter of 2020, compared with $283 million, or 27 cents per share, during the fourth quarter of 2019. For the full-year 2020, excluding these items, Southern Company earned $3.44 billion, or $3.25 per share, compared with $3.25 billion, or $3.11 per share, in 2019.

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income - Excluding Items (in millions)	2020	2019	2020	2019
Net Income - As Reported	$387	$440	$3,119	$4,739
Less:
Acquisition and Disposition Impacts	22	39	60	2,516
Tax Impact	(6)	48	(22)	(1,081)
Estimated Loss on Plants Under Construction	(177)	(11)	(328)	(27)
Tax Impact	45	(4)	84	—
Wholesale Gas Services	78	136	17	215
Tax Impact	(19)	(34)	(3)	(52)
Asset Impairments	(52)	(16)	(206)	(108)
Tax Impact	21	(1)	101	26
Loss on Extinguishment of Debt	(29)	—	(29)	—
Tax Impact	7	—	7	—
Net Income - Excluding Items	$497	$283	$3,438	$3,250
Average Shares Outstanding - (in millions)	1,058	1,052	1,058	1,046
Basic Earnings Per Share - Excluding Items	$0.47	$0.27	$3.25	$3.11

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers for the full year 2020 were positively influenced by diligent cost control and constructive state regulatory actions completed in 2019 at the company’s utilities, more than offsetting the impact of a decline in sales related to the COVID-19 pandemic and milder weather.

“In a year that saw many challenges, Southern Company demonstrated significant resilience and operational excellence on multiple fronts,” said Chairman, President and CEO, Thomas A. Fanning. “These efforts included prioritizing the health and safety of our workforce and communities, restoring electric service amid a record storm season and maintaining outstanding generation fleet reliability while delivering best-in-class customer service.”

Fourth-quarter 2020 operating revenues were $5.1 billion, compared with $4.9 billion for the fourth quarter of 2019, an increase of 4.1 percent. Operating revenues for the full year were $20.4 billion, compared with $21.4 billion in 2019, a decrease of 4.9 percent. The full year decrease was primarily due to lower fuel costs and a sales decline resulting from milder weather and COVID-19.

Southern Company’s fourth-quarter earnings slides with supplemental financial information, including earnings guidance for 2021, are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update, including an update on the Vogtle units 3 and 4 construction project. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

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